UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☑

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LIVE CURRENT MEDIA, INC.
(Name of the Registrant as Specified In Its Charter)

DAVID JEFFS
JOHN DA COSTA
CARL JACKSON
SUSAN JEFFS
CAMERON PAN
ADAM RABINER
AMIR VAHABZADEH
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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David Jeffs
Wagensteigstrasse 10
79274 Sankt Märgen
Germany

September 24 , 2010

Dear Fellow Stockholder:

I am the beneficial owner of 1,136,866 shares of common stock, par value $0.001 per share of Live Current Media Inc., a Nevada corporation, representing approximately 3.74% of the outstanding shares of Live Current’s common stock. For the reasons set forth in the attached Proxy Statement, I believe that the current board of directors of the company should be replaced. I am therefore seeking your support at Live Current’s annual meeting of stockholders, including any adjournments or postponements of it, and any meeting that may be called in lieu of it, scheduled to be held at the Golden Nugget Hotel, 129, East Fremont Street,, Las Vegas, Nevada, on October 12, 2010 at 2:00 pm PacificTime, for the following proposals:

•
to elect seven directors: David Jeffs, Cameron Pan, John Da Costa, Carl Jackson, Susan Jeffs, Adam Rabiner and Amir Vahabzadeh to Live Current’s board to hold office until the 2011annual meeting or until their respective successors are duly elected and qualified

•	to ratify the appointment of Davidson & Company LLP to serve as the company’s independent public accountants for the fiscal year ending December 31, 2010
•	to consider such other business as may properly come before the annual meeting.

We urge you to consider carefully the information contained in the attached Proxy Statement and then support these efforts by signing, dating and returning the enclosed WHITE proxy card today. The attached Proxy Statement and the enclosed WHITE proxy card are first being furnished to stockholders on or about September 24, 2010.

You may have received, or may receive in the future, a separate proxy solicitation from the company. For all of the reasons discussed in the materials included with this letter, I strongly urge you to REJECT Live Current’s solicitation and NOT sign any GOLD proxy card that the company sends to you.

If you have already returned a gold proxy card, you have every right to change your votes by signing and returning a later-dated WHITE proxy card.

It is important that your shares of Live Current’s common stock be represented and voted at the annual meeting. Accordingly, even if you plan to attend the annual meeting in person, please cause your shares to be voted by signing, dating and mailing the enclosed WHITE proxy card. If you have any questions or require any assistance with your vote, please contact Laurel Hill Advisory Group LLC, which is assisting us, at their address and toll-free numbers listed on the following page.

Thank you for your support,
By: /s/ David Jeffs
David Jeffs

If you have any questions, require assistance in voting your WHITE proxy card, need additional copies of these proxy materials or directions to attend the annual meeting, please call Laurel Hill Advisory Group LLC at the phone numbers listed below.

Laurel Hill Advisory Group LLC 100 Wall Street, 22nd Floor New York NY 10005 Banks and brokers call collect: 917-338-3181 All others call toll free: 1-800-385-3006

ANNUAL MEETING OF STOCKHOLDERS
OF
LIVE CURRENT MEDIA INC.
_________________________
PROXY STATEMENT
OF
DAVID JEFFS

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY.

David Jeffs is the beneficial owner of 1,136,866 shares of common stock, par value $0.001 per share of Live Current Media Inc., a Nevada corporation  (the “Company”), representing approximately 3.74% of the outstanding shares of common stock of the Company. Mr. Jeffs is writing to you in connection with the election of seven director nominees (the “Nominees”) to the board of directors of the Company at the annual meeting of stockholders scheduled to be held at the Golden Nugget Hotel, 129 East Fremont Street, 2:00 Pacific Time, including any adjournments or postponements of it and any meeting which may be called in lieu of it (the “Annual Meeting”). This proxy statement (the “Proxy Statement”) and the enclosed WHITE proxy card are first being furnished to stockholders on or about September 24, 2010. This Proxy Statement and the enclosed WHITE proxy card are being furnished to the Company’s stockholders by Mr. Jeffs and the other participants in this solicitation as identified in the section entitled “Participants in the Solicitation,” in connection with the solicitation of proxies from the Company’s stockholders for the following purposes:

•
To elect seven directors: David Jeffs, John Da Costa, Carl Jackson, Susan Jeffs, Cameron Pan, Adam Rabiner and Amir Vahabzadeh to the Company’s board to hold office until the 2011annual meeting or until their respective successors are duly elected and qualified

•	To ratify the appointment of Davidson & Company LLP to serve as the Company’s independent public accountants for the fiscal year ending December 31, 2010
•	To consider such other business as may properly come before the Annual Meeting

The current board of directors of the Company (the “Current Board”) has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting as September 3, 2010 (the “Record Date”). Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to the Company’s proxy statement, as of the close of business on the Record Date, there were 30,392,316 shares of common stock, outstanding, each share of common stock being entitled to one vote on all matters presented at the Annual Meeting. The principal executive offices of the Company, a Nevada corporation, are located at 780 Beatty Street, Suite 307, Vancouver, BC V6B 2M1 (604) 453-4870. The participants in this solicitation beneficially own an aggregate of 5,221,811 shares of common stock, representing approximately 17.11% of the outstanding shares of common stock. Mr. Jeffs intends to vote his shares, and the other participants in this solicitation have advised him that they intend to vote their shares, (i) to elect the Nominees, (ii) to ratify the appointment of Davidson & Company LLP as described herein, and (iii) in the discretion of the proxies named in the enclosed WHITE proxy card on the consideration of such other business as may properly come before the Annual Meeting.

Mr. Jeffs requests that stockholders sign, date and mail promptly the enclosed WHITE proxy card in the postage-paid envelope provided. He urges you not to sign any GOLD proxy card or other proxy card sent to you by the Company.  If you have already done so, you may revoke your previously signed proxy by delivering a written notice of revocation or a later-dated WHITE proxy card in the enclosed envelope.  If your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only it can vote your shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the WHITE proxy card as soon as possible.  Any proxy executed by a holder of common stock may be revoked at any time prior to its exercise by filing a written notice of revocation with the secretary of the Company or by submitting a duly executed later-dated proxy or by attending the Annual Meeting and voting inperson.

Mr. Jeffs has retained Laurel Hill Advisory Group LLC to assist him in communicating with stockholders in connection with the proxy solicitation and to assist in his efforts to obtain proxies. If you have any questions about how to complete or submit your WHITE proxy card or any other questions, Laurel hill Advisory Group LLC will be pleased to assist you.

This solicitation is being made by David Jeffs and not on behalf of the Current Board or management. Neither Mr. Jeffs nor the other participants in this solicitation is aware of any other matters to be brought before the Annual Meeting. Should other matters, of which Mr. Jeffs is not aware within a reasonable time prior to this solicitation, be brought before the Annual Meeting, the persons named as proxies in the enclosed WHITE proxy card will exercise their discretion to vote on such matters.  Mr. Jeffs and the other participants in this solicitation urge you to sign, date and return the WHITE proxy card in favor of the election of their Nominees. If you have already sent a proxy card furnished by the Company, you may revoke that proxy and vote for the election of Mr. Jeffs’s Nominees by signing, dating and returning the enclosed WHITE proxy card. The latest-dated proxy is the only one that counts. Any proxy may be revoked at any time prior to the Annual Meeting by delivering a written notice of revocation or a later-dated proxy for the Annual Meeting to Mr. Jeffs, c/o Laurel Hill Advisory Group LLC who is assisting in this solicitation, or to the secretary of the Company, or by voting in person at the Annual Meeting.

IMPORTANT

Your vote is important, no matter how many or how few shares you own. Mr. Jeffs urges you to sign, date, and return the enclosed WHITE proxy card today to vote FOR the election of his Nominees.

•	If your shares are registered in your own name, please sign and date the enclosed WHITE proxy card and return it to David Jeffs, c/o Laurel Hill Advisory Group LLC, in the enclosed envelope today.
•
If your shares are held in a brokerage account or bank, you are considered the beneficial owner of the shares, and these proxy materials, together with a WHITE voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative on how to vote. Your broker cannot vote your shares on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to provide voting instructions either through (i) a toll-free telephone number or (ii) the Internet.  Please refer to the enclosed voting form for instructions on how to provide voting instructions electronically. You may also provide voting instructions by signing, dating and returning the enclosed voting form.

Because only your latest-dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to the Company. Remember, you can vote for Mr. Jeffs’s Nominees only on the WHITE proxy card. So please make certain that the latest-dated proxy card you return is the WHITE proxy card.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of these proxy materials or directions to attend the Annual Meeting, please call Laurel Hill Advisory Group LLC at the phone numbers listed below.

Laurel Hill Advisory Group LLC 100 Wall Street, 22nd Floor New York NY 10005 Banks and brokers call collect: 917-338-3181 All others call toll free: 1-800-385-3006

BACKGROUND OF THE SOLICITATION

Mr. Jeffs was the CEO of the Company from 2002 to May 2007.  Under Mr. Jeffs’s direction, the Company’s sales increased from $3.5 million in 2004 to $5.7 million in 2005 and to $8.4 million in 2006.  At the end of 2006, the Company had $2.4 million in cash and was profitable.  Mr. Jeffs then began searching for a replacement with the experience and the time and ability to continue to build the Company.

Mr. Jeffs hired C. Geoffrey Hampson, the Company’s current CEO and chairman of the board, to replace him as of June 1, 2007, relying on Mr. Hampson’s representions that he was winding up his other business obligations and would devote all of his time to the Company. Mr. Jeffs then left the Company at the end of September 2007.

In March 2010, Mr. Jeffs received from a shareholder of the Company a news release issued by Corelink Data Centers LLC, a Delaware company that provides data technologies and web-hosting services on the Internet. The news release described Mr. Hampson as the CEO and Corelink’s success in establishing data centers in Las Vegas, Phoenix, Seattle and Chicago. The news release went on to say that, in conjunction with Corelink’s establishment of its new headquarters in Chicago, Mr. Hampson would move to Chicago at the end of March 2010. This news release suggested to Mr. Jeffs that Mr. Hampson was working for another company. He reviewed Corelink’s website and talked to others familiar with the Company to find out what he could about Mr. Hampson’s relationship to Corelink. He discovered that Mr. Hampson formed Corelink in August 2007, fewer than three months after becoming the Company’s CEO, became Corelink’s CEO in November 2007, and had established Corelink’s four data centers in the two and a half years from Corelink’s formation in August 2007 to the date of its news release in February 2010.

In May 2010, Mr. Jeffs received an email from Mr. Hampson in which Mr. Hampson assured him that the Company was progressing positively. Mr. Hampson wrote, “We have a very good strategy and team for both perfume and boxing and have put most of the necessary elements in place to make the plan happen in the next 90-120 days. We have enough cash to see us through the execution of the plan and are NOT planning a highly dilutive [private offering] as some are suggesting. I am focused on re-creating value for the existing shareholders.” Mr. Hampson confirmed that he was not planning to issue new shares in a news release dated May 14, 2010 in which he said that, “The Company has no plans to raise additional funding through the issuance of shares from Treasury. New funding will only be required if the operational results exceed projections and more working capital is required to accelerate growth.”

Despite Mr. Hampson’s private and public assurances in May 2010 that the Company was not planning a highly dilutive private placement, and despite the fact that the Company’s operations were not growing, by August 4, 2010, less than three months later, the Company issued another 5,950,000 shares at 10¢ per share (and warrants for another 5,950,000 shares), thus diluting the existing shareholders by 25%.

REASONS FOR MR. JEFFS’S SOLICITATION

Mr. Jeffs owns approximately 3.74% of the outstanding shares of the Company’s capital stock. As a major stockholder of the Company, he has a vested financial interest in the maximization of the value of the Company for all stockholders.  He is proposing to elect the Nominees described in this Proxy Statement because he has significant concerns regarding the overall composition and effectiveness of the Current Board and senior management.

The members of Current Board are affiliated with Mr. Hampson. The other three members of the Current Board, each of whom is nominated for another term, have other business relationships with Mr. Hampson. Boris Wertz and Mr. Hampson together own Techvibes Media Inc., which, according to Techvibe’s website, they acquired in 2007. According to the Company’s proxy statement, James P. Taylor was the CFO of Corelink from April 2008 until January 2010, and Mark Benham was a director of Peer 1 Network Enterprises, Inc, the same company of which Mr. Hampson was the CEO, president and a director. Mr. Taylor, as CFO of Corelink, had to know of Mr. Hampson’s involvement with Corelink. One can only assume that the other directors also knew of Mr. Hampson’s involvement with Corelink and consented to his spending time developing Corelink’s business while he was the Company’s CEO.

Under Mr. Hampson’s management, as disclosed in the Company’s reports on Form 10-K filed with the SEC or its news releases available from time to time on its website, the Company:

•
Committed to paying signing and special bonuses of $700,000 and an annual salary of $275,000 and other benefits to the president hired to replace Mr. Jeffs on October 1, 2007, who resigned from the Company as of  January 31, 2009 after serving only 16 months of his five-year contract

•
Hired in February 2009, for an undisclosed salary, his common-law spouse—who appears to have a lot of fashion experience but no Internet retail experience—to run Perfume.com, an Internet retailer of perfume (not fashion) and the Company’s primary source of revenue under whose management the Company’s revenues have declined from $1.75 million in the first quarter of 2009 to $908,234 in the first quarter of 2010 and to $696,376 in the second quarter of 2010

•	With the approval of the Current Board, lowered the exercise prices of the options granted to the members of the Current Board and other employees from between $2.00 and $2.50 to 65¢
•	Filed unreliable financial statements for the periods ended September 30, 2008, December 31, 2008 and March 31, 2009 and had to file restated financial statements
•
In March 2008, acquired an early-stage start-up business for $5 million that had no revenues and was written off the books by the end of 2009 after the Company determined by the end of June 2009 that the auction software acquired through the acquisition was impaired

The Company’s revenues have declined from $3.34 million for the six months ended June 30, 2007 under Mr. Jeffs’s management to $1.6 million for the six months ended June 30, 2010. The Company’s stock is presently trading at approximately 10¢ per share.  During the last three months of Mr. Jeffs’s tenure, the Company’s stock traded from $1.60 to $2.60.

For these and other reasons, Mr. Jeffs believes strongly that the Company needs a whole new board that will exercise good, independent judgment to guide the Company.

His objective in seeking the election of the Nominees is to provide the Company with a qualified, independent board that includes members with proven capabilities that he believes are necessary to enhance stockholder value for all stockholders of the Company and to ensure that the Company is being run in the best interest of all stockholders. As one of the largest stockholders of the Company, he believes that his interests are squarely aligned with yours. He is only commencing this proxy contest as a last resort. He believes that an election contest is the only means for seeking to improve the overall quality of the board through the nomination of director candidates who possess extensive industry experience, contacts and expertise, and who are truly independent of the Company’s management.

PENDING LITIGATION

On June 11, 2010 Mr. Jeffs commenced an action against Company in the Second Judicial District Court of the State of Nevada in and for the County of Washoe in connection with its failure to hold an annual meeting of stockholders within 18 months of the last annual meeting as required by Nevada Revenue Statute 78.340. On August 26, 2010, the Court entered an order directing the Company to hold its annual meeting on October 12, 2010.

On May 14, 2010, David Jeffs and Richard Jeffs (who is David Jeffs’s father) commenced a shareholders’ derivative action asserting the Company’s claims against Mr. Hampson for fraud, breach of contract, breach of fiduciary duties and unjust enrichment, and against Mr. Hampson and the other directors of the Company for breach of fiduciary duties, all due to alleged gross mismanagement, waste of corporate assets, and misappropriation of corporate opportunities.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Current Board is presently composed of four directors, all of whose terms will expire at the Annual Meeting. The Company’s proxy statement states that the Company’s bylaws fix the number of directors at seven. For the reasons stated above, Mr. Jeffs is seeking your support at the Annual Meeting to elect the Nominees identified below. Under the Company’s certificate of incorporation and its bylaws, the directors elected at the Annual Meeting will serve in such capacity for a one-year term expiring at the 2011 annual meeting of stockholders or until their successors have been duly elected and qualified, or until their earlier resignation or removal. Unless otherwise stated, each Nominee has sole voting power and sole investment power with respect to the shares of common stock beneficially owned by the Nominee, if any, and each Nominee is the beneficial owner of all shares held of record by the Nominee, if any.

Biographical Information of Nominees

Name and Address of Nominee	Age	Director Since
David Jeffs Wagensteigstrasse 10 79274 Sankt Märgen Germany	40	From July 2002 to September 2007
João (John) da Costa 1100 Melville Street, #610 Vancouver BC V6E 4A6	46	N/A
Carl Jackson 22 Clinton Avenue Westport, CT 06880	48	N/A
Susan Jeffs 4 Montpelier Street, #521 London SW7 1EE	61	N/A
Cameron Pan 719 West 53rd Avenue Vancouver BC V6P 1K5	47	N/A
Adam Rabiner 1100 Melville Street, #610 Vancouver BC V6E 4A6	38	N/A
Amir Vahabzadeh 1825 West King Edward Avenue Vancouver BC V6J 2W3	41	N/A

The principal occupations and employment of each Nominee during the past five years are set forth below:

David Jeffs was the chief executive officer of the Company from July 2002 through June 2007. He was also the president and a director of the Company from July 2002 through September 2007. During the quarter ended June 30, 2002, just before Mr. Jeffs joined the Company, revenues were $43,227.  During Mr. Jeffs’s last quarter at the Company (ended September 30, 2007), revenues were $1,770,594, an increase of approximately 4000 percent. Market capitalization rose from less than $1 million to over $40 million from July 1, 2002 to September 30, 2007. He was a consultant to the Company’s subsidiary, Domain Holdings Inc., from November 2000 and was responsible for revenue-generating initiatives. Prior to consulting for Domain Holdings Inc., Mr. Jeffs was the president and director of a private corporation trading in consumer goods from 1997 to 2000. Since leaving the Company in 2007, Mr. Jeffs has been an independent investor. Mr. Jeffs is an under graduate of University of British Columbia with a BA majoring in economics.

John Da Costa has more than twenty years of experience providing bookkeeping and accounting services for both private and public companies and is the founder and president of Da Costa Management Corp., a company that has provided management and accounting services to public and private companies since August 2003. Mr. Da Costa has been chief financial officer and treasurer of Red Metal Resources Ltd., a reporting public company, since May 13, 2008.  He is also the treasurer of Rock City Energy Corp., a non-reporting public company, a position he has held since August 2006, a director and the chief executive officer (since February 2006) and chief financial officer and secretary (since May 2002) of GlobeTrac Inc., also a public company; and a director (from March 2004 to July 2007) and chief executive officer and president (from July 2006 to July 2007) and the chief financial officer (from April 2005 to July 2007) of Trilogy Metals Inc. a resource exploration company listed on the TSX Venture Exchange.

Carl Jackson held senior positions from 1986 to 2006 at various financial institutions in New York City such as Assured Guaranty, Commerzbank, and Credit Suisse, with a focus on structured finance and securitization.  His last position was director in the structured finance area at Deutsche Bank. In 2006, Mr. Jackson left banking to focus on various Internet-related ventures including social media and starting a local news site.  He has been an investor in the Company since 2005. Mr. Jackson holds an M.B.A. in finance from New York University.

Susan Jeffs received her Bachelor of Laws from the University of British Columbia and practised law in Vancouver until moving to London in 2002.  Ms. Jeffs’s area of practice was primarily securities and finance for clients involved in a variety of industries. She was a director of Bullion River Gold Corp. from August 2005 to April 2008, and was in-house legal consultant for Brek Energy Corp., an oil and gas company, from February 2005 to December 2007, and for Makeup Incorporated, an Internet retail company, from February 2004 to December 2009.

Cameron Pan was the chief financial officer and corporate secretary of the Company from August 2002 through January 2008. During this period, revenues at the Company increased more than 2000% and market capitalization rose by more than 1000%. Since leaving the Company, Mr. Pan has been an independent investor. He has worked in corporate finance in both public practice and investment banking, specializing in the technology industry. Mr. Pan was a vice president of corporate finance of Marleau, Lemire Securities from 1993 to 1995 and the CFO for Memorex Computers in the United States from 1995 to 1997. Mr. Pan is a chartered accountant who worked for Deloitte & Touche from 1998 to 1999 and Coopers & Lybrand from 1986 to 1993 and is a graduate of Simon Fraser University in British Columbia in 1992 with bachelor’s degrees in accounting and finance.

Adam Rabiner has more than 10 years of media, communications and investor relations experience. Since December 2009, he has been director of corporate communications for Red Metal Resources Ltd., a publicly traded copper-gold exploration company. He joined Red Metal from Berkshire Hathaway-owned Business Wire, the global market leader in commercial news distribution for public companies and organizations, where he was responsible for that company's business development in British Columbia. Prior to Business Wire, Adam was the director of investor Relations for the Company from 2003 to 2008. He holds a BA in Political Science from the University of British Columbia.

 Amir Vahabzadeh has been involved in the Internet industry as an online business owner and consultant for over 15 years. He also owns and operates a thoroughbred racing and breeding facility in British Columbia. He has been a shareholder since 2000 and currently owns 975,000 shares of the Company’s capital stock. Mr. Vahabzadeh holds a Bachelor of Arts degree and is a graduate of the University of British Columbia.

Share Ownership

The table below sets forth each Nominee’s beneficial ownership of the Company’s common stock.  Other than common stock, no Nominee beneficially owns any securities of the Company.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
David Jeffs	1,136,866	3.74
John Da Costa	14,000	0.05
Carl Jackson	1,374,545[a]	4.48
Susan Jeffs	1,405,000[b]	4.62
Cameron Pan	–	–
Adam Rabiner	66,400	0.22
Amir Vahabzadeh	1,225,000[c]	4.00
[a]Owned jointly with his wife, Jodi Sansone; includes warrants exercisable for 276,922 shares (issued by the Company together with 276,922 shares in November 2008)
[b]1,355,000 shares held by First Bridge Financial SA
[c]Includes warrants exercisable for 250,000 shares (issued by the Company together with 250,000 shares in July 2010)

The following table describes shares that the Nominees have bought or sold in open market transactions during the past two years.

David Jeffs		Cameron Pan
Number of Shares	Date of Transaction[a]	Number of shares	Date of Transaction[b]
63,270	11-Jun-09	50,000	10-Sep-08
6,250	12-Jun-09	100,000	02-Oct-08
5,000	16-Jun-09	15,525	06-Oct-08
18,565	17-Jun-09	34,400	14-Oct-08
60,000	18-Jun-09	32,900	21-Oct-08
35,000	22-Jun-09	74,800	24-Oct-08
16,960	23-Jun-09	31,655	29-Oct-08
5,000	24-Jun-09	6,168	05-Nov-08
40,000	25-Jun-09	4,552	10-Nov-08
20,000	29-Jun-09	150,000	19-Nov-08
[a]All purchases		[b]All sales

Each of the Nominees has consented to be named in this Proxy Statement and to serve as a director of the Company, if elected. If at the time of the Annual Meeting any Nominee is unable to serve or for good cause will not serve as a director, the discretionary authority provided in the proxy will be exercised to vote for a substitute designated by Mr. Jeffs.  Mr. Jeffs has no reason to believe that any of the Nominees will be unable to serve as a director or will have good cause for not serving as a director, if elected. In addition, Mr. Jeffs reserves the right to nominate substitute persons if the Company makes or announces any changes to its bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Nominees. In any such case, shares represented by the enclosed WHITE proxy card will be voted for such substitute nominees. The Company’s by-laws do not require any advance notice of substitute nominees.

The Nominees would not be barred from being considered independent under applicable NASDAQ rules and the independence standards applicable to the Company under paragraph (a)(1) of Item 407 of Regulation S-K under the Securities Exchange Act of 1934, as amended. Mr. Jeffs believes that if the Nominees are elected, there will be a sufficient number of independent directors to serve on the board’s audit committee, compensation committee and nominating and governance committee. He further believes that Mr. Pan qualifies as an “audit committee financial expert” as defined by the SEC rules.

Other than as described in this Proxy Statement, none of the seven Nominees for director named in this Proxy Statement nor any other participants in this solicitation nor any other person who may solicit proxies on their behalf:

•	has purchased or sold any class of securities of the Company within the past two years;
•	has borrowed funds for the purpose of acquiring or holding any shares of common stock purchased by such person within the past two years;
•	is now or within the past year has been a party to any contract, arrangement or understanding with any person with respect to any securities of the Company;
•
had or will have a direct or indirect material interest in any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party and in which the amount involved exceeds $120,000; or

•
has any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

There are no present plans, understandings or arrangements whereby any of the Nominees for election as directors will acquire any of the Company’s operations or assets.  If elected, the Nominees will appoint a new CEO (as yet unidentified), assess the financial condition of the Company, review the current business model to determine if it merits continuation and consider reverting to the previous business model that the Company employed. If elected, the Nominees will appoint a new CEO (as yet unidentified), assess the financial condition of the Company, review the current business model to determine if it merits continuation and consider reverting to the previous business model that the Company employed.

You are being asked to elect the Nominees. The enclosed WHITE proxy card may only be voted for the Nominees and does not confer voting power with respect to the Company’s nominees. Accordingly, you will not have the opportunity to vote for any of the Company’s nominees if you return a WHITE proxy card that we provide to you. You can only vote for the Company’s nominees by executing a proxy card provided by the Company. The persons named as proxies in the accompanying WHITE proxy card intend to vote “FOR” the Nominees identified above unless specifically instructed to the contrary by the person executing the proxy card.

The Company has nominated five nominees for election to the board.  Mr. Jeffs is nominating seven.  Because the size of the board if fixed at seven, the seven nominees of this aggregate of 12 nominees being proposed who receive the highest number of votes will be elected to the Company’s board of directors.  The votes cast at the Annual Meeting may result in the election to the Company’s board of directors of some of the Nominees proposed by Mr. Jeffs and some persons nominated by the Company. If some of the persons supported by Mr. Jeffs and some of the Company’s nominees are elected, those persons who are Mr. Jeffs’s Nominees intend to serve their terms as directors. Mr. Jeffs is unable to predict whether any nominees of the Company would agree to serve on a board of directors consisting in part of his Nominees. In the event that vacancies on the board of directors are created by the refusal of any of these persons to serve with the Nominees, Mr. Jeffs expects that his Nominees would propose to the board that it take all actions necessary to fill those vacancies or reduce the number of directors on the board to eliminate some or all of the vacancies, subject to the requirements of Nevada law and the Company’s bylaws. The persons receiving the greatest number of votes for the number of director positions to be filled at the Annual Meeting will be elected the directors of the Company.

You are urged to vote FOR the election of the Nominees named above as directors of the Company by completing, signing, dating and mailing promptly the enclosed WHITE proxy card in the postage-paid envelope provided.

PROPOSAL NO. 2

THE COMPANY’S PROPOSAL TO RATIFY
THE APPOINTMENT OF INDEPENDENT
PUBLIC ACCOUNTANTS

The Company appointed Davidson & Company LLP, as the Company’s independent public accountants for the fiscal year ending December 31, 2010. The Company is asking stockholders to ratify the appointment of Davidson & Company LLP as independent public accountants for the Company’s fiscal year ending December 31, 2010.  We do not object to the ratification of the appointment of Davidson & Company LLP as the Company’s independent public accountants for the Company’s fiscal year ending December 31, 2010.  While this proposal also appears on the proxy card you may have received from the Company, you cannot vote for Mr. Jeffs’s nominees on that proxy card, and thus we request that you use the WHITE proxy card to vote on this matter. If you return the WHITE proxy card and no marking is made, you will be deemed to have given a direction to vote all the shares represented by the WHITE proxy card for this Proposal.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Each share of common stock is entitled to one vote. Stockholders who sell shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote those shares. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell their shares after the Record Date. Based on publicly available information, Mr. Jeffs believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the common stock.  Shares represented by properly executed WHITE proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees to the board, FOR the ratification of the appointment of Davidson & Company LLP as independent public accountants for the Company’s fiscal year ending December 31, 2010 and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.  If your shares are held in “street name,” whether through a broker, bank or other nominee, only such bank, broker or other nominee can sign the WHITE proxy card with respect to your shares. You are therefore urged to contact the person(s) responsible for your account and give them instructions for how to complete a WHITE proxy card representing your shares so that a WHITE proxy card can be timely returned on your behalf. You also should confirm in writing your instructions to the person(s) responsible for your account and provide a copy of those instructions to our proxy solicitor, Laurel Hill Advisory Group LLC, so that they can attempt to ensure that your instructions are followed. If you wish instead to vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee.

QUORUM

In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxies. A quorum consists of at least a majority of the outstanding shares entitled to vote at the meeting. All shares that are voted “FOR,” “AGAINST” or “ABSTAIN” (or “WITHHOLD” in the case of election of directors) and broker non-votes on any matter will count for purposes of establishing a quorum and will be treated as shares entitled to vote at the Annual Meeting.

VOTES REQUIRED FOR APPROVAL

Election of Directors. A plurality of the total votes cast by holders of the shares entitled to vote at the Annual Meeting for the Nominees is required for the election of directors, and the seven nominees who receive the most votes will be elected (assuming a quorum is present). Both a broker non-vote and a vote to “WITHHOLD” for any nominee for director will be counted for purposes of determining the quorum, but will have no other effect on the outcome of the vote on the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors.

Ratification of Appointment of Davidson & Company LLP. The affirmative vote of the holders of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting at the Annual Meeting is required to approve the ratification of the appointment of Davidson & Company LLP (assuming a quorum is present).  With respect to the ratification of the appointment of Davidson & Company LLP and any matters other than the election of directors to be voted on at the Annual Meeting, abstentions and broker non-votes will not be taken into account and will have no effect on the outcome.

ABSTENTIONS AND WITHHOLDS

Abstentions and, in the case of the elections of directors, withholds will count as votes present for the purpose of determining whether a quorum is present. Abstentions will have no effect on the proposal to ratify the appointment of Davidson & Company LLP, because abstentions do not count as votes cast and the bylaws provide that any matter other than the election of directors shall be decided by the affirmative vote of the holders of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting on a matter. In addition, withholds will have no effect on the outcome of the election of directors because the bylaws provide that the election of directors shall be determined by a plurality of the total votes cast by holders of the shares entitled to vote on the election and, therefore, assuming a quorum, only affirmative votes for the Nominees will determine the outcome of the election at the Annual Meeting.

DISCRETIONARY VOTING

If your shares are held in “street name,” whether through a broker, bank or other nominee, only such bank, broker or other nominee can sign the WHITE proxy card with respect to your shares. A “broker non-vote” occurs if you do not give specific voting instructions to your broker, bank or other nominee regarding how to vote your shares on your behalf with respect to the election of directors at the Annual Meeting. The election of directors at the Annual Meeting is a “non-routine matter” and brokers do not have discretionary authority to vote your shares of common stock on “non-routine matters.” If you fail to provide voting instructions, your broker will have no discretionary authority to vote your shares on your behalf with respect to the election of directors and your shares will not be voted for any of the Nominees. We strongly encourage you to contact the person(s) responsible for your account and give them instructions for how to complete a WHITE proxy card representing your shares so that a WHITE proxy card can be timely returned on your behalf.

REVOCATION OF PROXIES

Stockholders of the Company may revoke their proxies at any time prior to the Annual Meeting by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will also constitute a revocation of any earlier proxy. The revocation may be delivered either to Mr. Jeffs in care of Laurel Hill Advisory Group LLC at the address set forth in this Proxy Statement or to the corporate secretary of the Company at the address provided by the Company in the Company’s proxy statement. A revocation is effective if delivered to the Company. Mr. Jeffs requests that either the original or photocopies of all revocations be mailed to him in care of Laurel Hill Advisory Group LLC at the address set forth on the back cover of this Proxy Statement so that he will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares. Additionally, Laurel Hill Advisory Group LLC may use this information to contact stockholders who have revoked their proxies in order to solicit later-dated proxies for the election of the Nominees.

If you wish to vote for the election of the Nominees to the board or for the ratification of the appointment of Davidson & Company LLP, please sign, date and return promptly the enclosed WHITE proxy card in the postage-paid envelope provided.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Mr. Jeffs and the other participants in this solicitation. Proxies may be solicited by mail, fax, telephone, telegraph, email, other Internet media, in person and by advertisements. The expenses of preparing, printing and distributing this Proxy Statement and the accompanying form of proxy and the cost of soliciting proxies will be borne by Mr Jeffs. Such expenses are estimated to be approximately $140,000, of which approximately $6000 have been incurred to date.

Copies of soliciting materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of common stock for whom they hold shares, and Mr. Jeffs will reimburse them for their reasonable out-of-pocket expenses in connection therewith. Mr. Jeffs has also retained Laurel Hill Advisory Group LLC to assist it in the solicitation of proxies. Laurel Hill Advisory Group LLC will solicit proxies on behalf of Mr. Jeffs from individuals, brokers, bank nominees and other institutional holders in the same manner described above. Laurel Hill Advisory Group LLC will receive a fee not in excess of $70,000 for its services to Mr. Jeffs for the solicitation of the proxies and will be reimbursed for certain expenses. Mr. Jeffs has also agreed to indemnify Laurel Hill Advisory Group LLC against certain claims. Approximately 25 persons will be employed by Laurel Hill Advisory Group LLC to solicit stockholders.

If this solicitation is successful, Mr. Jeffs intends to seek, without the vote of the holders of the common stock, reimbursement from the Company, to the extent permitted by law, for expenses incurred in connection with this proxy solicitation.

PARTICIPANTS IN THE SOLICITATION

Under applicable regulations of the SEC, each of the Nominees is deemed to be a “participant” in Mr. Jeffs’s solicitation of proxies.  None of the Nominees or any of their respective “associates” has any arrangement or understanding with any person with respect to future employment or future transactions with the Company. There are no arrangements between any Nominee and any other person, pursuant to which any person is to be selected as such. There is no family relationship between Nominees, except that Susan Jeffs is the mother of David Jeffs. No Nominee or other participant has any current plans to engage in any transactions with the Company beyond the transactions disclosed above.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

To Mr. Jeffs’s knowledge, there was no participant, as described in this Proxy Statement, who, at any time during the fiscal year ended December 31, 2009, failed to file on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, with respect to beneficial ownership of the Company’s securities during the most recent fiscal year.

ABSENCE OF APPRAISAL RIGHTS
Under Nevada law, you do not have appraisal rights in connection with our solicitation of proxies.

ADDITIONAL INFORMATION
AND OTHER MATTERS

Internet Availability of Proxy Materials

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON OCTOBER 12, 2010

This Proxy Statement and a form of the accompanying WHITE proxy card are also available on the Internet at www.laurelhill.com.

Other Matters

Other than those discussed above, Mr. Jeffs is unaware of any other matters to be considered at the Annual Meeting. However, should other matters, of which he is not aware within a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed WHITE proxy card will exercise their discretion to vote on such matters.

INFORMATION FROM THE COMPANY’S PROXY

The SEC’s rules require that we include certain information about the Company and its officers and directors in the Company’s proxy.  Accordingly, we have copied the information presented below from the Company’s preliminary proxy filed with the SEC on September 17, 2010.  Although we do not have any knowledge indicating that any statement made by the Company as set forth below is untrue, we do not take any responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by or on the Company’s behalf, or for the any failure by the Company to disclose events that may affect the significance or accuracy of such information.  Because we were not involved in the preparation of the Company’s proxy statement, we cannot reasonably confirm the accuracy or completeness of certain information contained in the Company’s proxy statement.

Disclosure of Fees Billed by the Company’s Independent Public Accountant

(1) Audit Fees

The aggregate fees billed for each of the last two fiscal years for professional services rendered by the Company’s principal accountant for the audit of annual financial statements and for review of financial statements included in the Company’s quarterly reports or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years were:

2009:  $96,900 – Davidson & Company LLP (“Davidson”)
2009:  $64,500 – Ernst & Young (“E&Y)
2008 (restated):  $200,400 – E&Y

(2) Tax Fees

The aggregate fees billed in each of the last two fiscal years for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning were:

2009:  $0 – Davidson
2009:  $14,300 – E&Y
2008 (restated):  $72,000 – E&Y

(3) All Other Fees

The aggregate fees billed in each of the last two fiscal years for the products and services provided by the principal accountant, other than the services reported in paragraphs (1) and (2), were:

2009:  $0 – Davidson
2009:  $37,500 – E&Y
2008 (restated):  $3,000 – E&Y

For 2009, this amount included fees associated with the Company’s repricing of options outstanding under the Company’s 2007 Stock Incentive Plan and responding to Securities and Exchange Commission comment letters.  For 2008, this amount represents fees related to the Company’s merger activity.

Pre-Approval of Non-Audit Services

All audit, tax and other services performed by the Company’s independent public accountant are approved in advance by the Company’s Audit Committee.  Specifically defined audit and non-audit services are pre-approved, and the Company’s Audit Committee must approve any service that has not been previously pre-approved before the independent public accountant is engaged to perform it.

CURRENT DIRECTORS

Information regarding the business experience of each current director of the Company is provided below.   There are no family relationships among the Company’s executive officers and directors.   There is no arrangement or understanding between any of the Company’s directors and any other person pursuant to which any director was or is to be selected as a director.

C. Geoffrey Hampson

C. Geoffrey Hampson, 53, has been the Company’s Chief Executive Officer and a director and Chairman of the Board since June 2007, and the Company’s Principal Financial Officer and Principal Accounting Officer since January 2008 and the Company’s Secretary since July 2010.  Mr. Hampson has been the founder, president, and executive officer of many successful, start-up and operating companies over the last 25 years.  He was Chief Executive Officer, President and a director of Peer 1 Network Enterprises, Inc., a publicly traded North American provider of internet infrastructure services, from September 2000 to January 2006.  He has been the Chief Executive Officer of Corelink Data Centers, LLC since November 2007 and the Chief Executive Officer and a co-owner of Techvibes Media Inc., a local market technology resource website and blog, since March 2007.  Mr. Hampson has been Chairman and Chief Executive Officer of Fibrox Technology Ltd., a manufacturer of high quality mineral fibre for the automotive, acoustical and insulation markets, since 1995.  Mr. Hampson sits on the boards of directors of several companies, including Corelink Data Centers, LLC, a private company, Cricket Capital Corp., a company listed on the TSX Venture market, Techvibes Media Inc., a private company, and Stronghold Metals Inc., a company listed on the TSX Venture market.  Mr. Hampson was previously a director of Pacific Rodera Energy Inc., a company listed on the TSX Venture market.  Until July 29, 2010, Mr. Hampson devoted between 120 and 150 hours per month to the Company’s business.  His salary was reduced to CDN$1 per year effective as of July 23, 2010, and he currently devotes approximately 40 to 60 hours per month to the Company’s business.  Mr. Hampson has extensive experience with technology-based companies, both as a founder and operator.  He has an in-depth knowledge of the Company’s business, strategy and management team, all of which qualify him to be a director.

James P. Taylor

James P. Taylor, 54, has been a director since July 2007 and is the Chair of the Audit Committee.  From April 2008 until January 2010, he served as the Chief Financial Officer of Corelink Data Centers, LLC.  From April 2007 to December 2007, he was the Chief Financial Officer of Lakewood Engineering and Manufacturing.  From May 2006 to April 2007, he was engaged as a financing and management consultant for various companies.  From February 2002 to April 2006, Mr. Taylor served as the Chief Financial Officer for Peer 1 Network Enterprises, Inc., a publicly traded North American provider of internet infrastructure services.  While at Peer 1, he was responsible for financial and administrative operations and led the development of annual and strategic business plans and financial models.  From 2001 to 2002, Mr. Taylor served as Chief Operating Officer and Chief Financial Officer of Chicago Aerosol, LLC.  Mr. Taylor is a member of the Society of Competitive Intelligence.  Mr. Taylor is a graduate of Indiana University where he obtained a Bachelor of Science degree in Finance and Accounting.  He earned his MBA from DePaul University where he focused his studies on International Business and Corporate Finance.  Mr. Taylor has over 20 years of experience in corporate management, finance and planning, as well as in-depth experience with corporate financial and administrative operations, all of which qualify him to be a director.

Mark Benham

Mark Benham, 59, has been a director since September 2007 and is a member of the Audit Committee.  Mr. Benham has over fifteen years of experience in private equity and investment banking.  Since 1994, Mr. Benham has been a partner at Celerity Partners, a private equity fund based in California.  Mr. Benham currently sits on the boards of directors of several private companies, including Oncore Manufacturing Services, Pinnacle Treatment Centers, Inc., Trigemina, Inc. and Ascension Insurance.  Until resigning in 2009, he sat on the boards of directors of O Premium Waters, a private company, Portal Group Holdings, Inc., a private company, Verari Systems, Inc., a private company, and Peer 1 Network Enterprises, Inc., a publicly traded North American provider of internet infrastructure services.  Mr. Benham holds a B.A. in English from the University of California, Berkeley, and an M.A. and M.B.A. from the University of Chicago.  Mr. Benham has extensive experience with technology-based companies in the context of his investment banking experience, which qualifies him to be a director.

Boris Wertz

Boris Wertz, 37, was appointed as a director in March 2008.  Dr. Wertz has an established career of strategic management and operational experience in the area of consumer internet use.  From February 2008 to March 2010, he served as CEO of Nexopia, a popular social networking utility for Canadian youth.  From November 2007 to the present, he has served as CEO of W Media Ventures, a Vancouver-based angel fund that focuses on consumer internet investments. From 2003 to 2008, Dr. Wertz was the Chief Operating Officer of AbeBooks.com, an online marketplace for books, which was sold to Amazon.com in 2008.  He also served as a director of AbeBooks.com from November 2003 to November 2008.  He currently serves on the board of directors of a number of privately held companies, including Yapta Inc., Suite 101, Inc., Indochino.com, TeamPages, Techvibes Media Inc. and Nexopia.com.  Dr. Wertz completed his Ph. D., as well as his graduate studies, at the Graduate School of Management (WHU), Koblenz, majoring in Business Economics and Business Management.  Dr. Wertz’s experience in the area of consumer internet use, his experience as a director of other corporations, and his experience with other online businesses qualify him to act as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 3, 2010, with respect to the holdings of the Company’s current directors and executive officers as a group.  Other than as listed below, the Company is not aware of any other beneficial owner of more than 5% of the Company’s common stock.

Beneficial ownership of the common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes any shares of common stock over which a person exercises sole or shared voting or investment powers, or of which a person has a right to acquire ownership at any time within 60 days of September 3, 2010.  Subject to applicable community property laws, the Company believes that the persons named in this table have sole voting and investment power with respect to all shares of common stock held by them.  Applicable percentage ownership is based on 30,392,316  shares of common stock outstanding as of September 3, 2010 plus, for each individual, any securities that individual has the right to acquire within 60 days of September 3, 2010.

Name and Address(1)	Shares Owned	Right to Acquire Within 60 Days	Shares Beneficially Owned	Percent of Class
C. Geoffrey Hampson, Chairman of the Board, Chief Executive Officer and Chief Financial Officer	3,074,475	2,195,000	5,269,475	16.2%
Mark Benham, Director	50,000	100,000	150,000	*
James P. Taylor, Director	110,000	200,000	310,000	1.0%
Boris Wertz, Director	100,000	100,000	200,000	*
Paul W. Morrison, President and Chief Operating Officer	500,000	500,000	1,000,000	3.2%
Mark Melville, Former President and Chief Corporate Development Officer	469,982	53,846	523,828	1.7%
Jonathan Ehrlich, Former President and Chief Operations Officer	268,161	38,460	306,621	1.0%
All directors and officers as a group (5 persons)(2)	3,834,475	3,095,000	6,929,475	20.7%

*	Less than 1%.

(1)	The address of each beneficial owner is c/o Live Current Media Inc., 780 Beatty Street, Suite 307, Vancouver, BC, V6B 2M1, Canada.

(2)	Includes all current directors and executive officers as of September 3, 2010.

COMPENSATION OF DIRECTORS

The Company has granted stock options to the Company’s non-employee directors pursuant to the Company’s 2007 Stock Incentive Plan.  These options have a term of five years and are subject to vesting as follows: (i) the right to purchase 33,333 shares vests on the first anniversary of the stock option agreement and (ii) thereafter the right to purchase 8,333 shares vests after each successive three-month period.  As part of the reduction in the exercise price of all options granted from the 2007 Stock Incentive Plan, the exercise price of the options granted to the Company’s non-employee directors was reduced to $0.65 per share on March 25, 2009.  The Company valued these options using the Black-Scholes option price model using the following assumptions: no dividend yield; expected volatility rate of 73.39%; risk free interest rate of 1.65% and an expected life of 3.375 years resulting in a value of $1.40 per option.

The following chart reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors below for the fiscal year ended December 31, 2009.  Mr. Hampson does not receive compensation for his service as a director.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compen- sation	Total
James P. Taylor	–	–	$56,890	–	–	–	$56,890
Mark Benham	–	–	$55,821	–	–	–	$55,821
Boris Wertz	–	–	$49,079	–	–	–	$49,079

(1)
On March 25, 2009, the Board of Directors approved a reduction of the exercise price of stock option grants made prior to this date. As a result, all grants issued prior to March 25, 2009 currently have an exercise price of $0.65 per share.  The amount in the table is the fair value of the options as of the repricing date.  As of December 31, 2009, each director had an option to purchase 100,000 shares of the Company’s common stock.  No director had stock awards outstanding as of that date.

BENEFICIAL OWNERSHIP SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership of the Company’s common stock with the Securities and Exchange Commission.  Directors, executive officers and persons who own more than 10% of the Company’s common stock are required by Securities and Exchange Commission regulations to furnish to the Company copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon review of the copies of such reports received or written representations from the Company’s officers and directors, it believes that during the Company’s 2009 fiscal year the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock complied with all Section 16(a) filing requirements with the exception of C. Geoffrey Hampson.  Mr. Hampson filed a Form 4 disclosing fthe Company’s purchase transactions on November 23, 2009 rather than on November 18, 2009 and a Form 4 disclosing fthe Company’s additional purchase transactions on November 24, 2009 rather than on November 23, 2009.

IDENTIFICATION OF EXECUTIVE OFFICERS

Mr. Hampson is the Company’s Chief Executive Officer, Chief Financial Officer and Secretary. Mr. Morrison is the Company’s President and Chief Operating Officer.    At this time, the Company has no other executive officers.  Mr. Hampson’s experience is discussed above.

Mr. Morrison, 44, was appointed President and Chief Operating Officer in July 2010.  Previously, he was one of the founders of OmniReliant Holdings in October 2006 and was later appointed as the Chief Executive Officer and a director, positions he held until January 2010.  OmniReliant Holdings builds successful brands by leveraging television and multi-channel digital marketing, media assets and e-commerce properties.  From September 2005 to October 2006, Mr. Morrison was the Chief Operating Officer of WG Products Inc., where he oversaw contract fulfillment operations for companies such as Liz Claiborne Cosmetics.  During that time, he implemented a warehousing and distribution model and a move into a new facility that resulted in a doubling of sales and a more sustainable business.  From October 2002 to March 2005, Mr. Morrison was the Operational Manager of Wyeth Pharmaceuticals, where he oversaw production of the Prevnar Vaccine division.  Mr. Morrison graduated from Rutgers University with a bachelor of science degree in Business Management.  He also served in the United States Air Force.

EXECUTIVE COMPENSATION

The following table summarizes all compensation for the 2008 and 2009 fiscal years received by the Company’s Chief Executive Officer and the Company’s two most highly compensated executive officers who earned more than $100,000 during 2009.  All annual totals have been converted from Canadian dollars to U.S. dollars at the average 2009 foreign exchange rate of 0.8760 and a 2008 foreign exchange rate of 0.9371.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen- sation	Non- qualified Deferred Compen- sation Earnings	All Other Compen- sation	Total
C. Geoffrey Hampson	2009	$112,232	–	–	$568,906	–	–	–	$681,138
Chief Executive Officer, Chairman of the Board, Principal Financial Officer, Principal Accounting Officer(1)	2008	285,320	–	–	515,255	–	–	–	800,575
Mark Melville	2009	$220,549	$87,601	–	$439,511	–	–	–	$747,661
Former President and Chief Corporate Development Officer(2)	2008	230,276	281,130	–	398,023	–	–	$35,844	945,273
Jonathan Ehrlich	2009	$235,624	$17,520	–	$135,359	–	–	$91,982	$480,485
Former Chief Operating Officer and President(3)	2008	258,612	–	–	615,871	–	–	49,198	923,681

(1)
The Company valued Mr. Hampson’s options using the Black-Scholes option pricing model using the following assumptions: no dividend yield; an expected volatility rate of 118.02%; a risk-free interest rate of 3.97% and an expected life of 3.375 years, resulting in a value of $1.61 per option granted.

(2)
Mr. Melville ceased to be an executive officer of the Company on July 27, 2010. The Company valued Mr. Melville’s options using the Black-Scholes option pricing model using the following assumptions: no dividend yield; an expected volatility rate of 75.66%; a risk-free interest rate of 3.07% and an expected life of 3.375 years, resulting in a value of $1.26 per option granted.

(3)
Mr. Ehrlich ceased to be an executive officer of the Company on January 31, 2009. The Company valued Mr. Ehrlich’s options using the Black-Scholes option pricing model using the following assumptions: no dividend yield; an expected volatility rate of 118.02%; a risk-free interest rate of 4.05% and an expected life of 3.375 years, resulting in a value of $1.45 per option granted.  For 2009, All Other Compensation consisted of $46,429 of severance in the form of salary continuation and $45,553 in rent paid on Mr. Ehrlich’s behalf.

There are no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

Other than as discussed below, there are no contracts, agreements, plans or arrangements, written or unwritten, that provide for payment to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of the Company’s company or a change in the named executive officer’s responsibilities following a change in control.

Severance Agreements

Jonathan Ehrlich

On February 4, 2009, Jonathan Ehrlich resigned as the Company’s President and Chief Operating Officer, effective January 31, 2009.  Pursuant to the terms and conditions of an employment severance agreement dated February 4, 2009 between the Company and Mr. Ehrlich, the company agreed to pay CDN$600,000 to Mr. Ehrlich, which consists of a severance allowance in the amount of CDN$298,000 and an accrued special bonus in the amount of CDN$250,000, less any and all applicable government withholdings and deductions, as well as other benefits in the amount of CDN$52,000.  The severance allowance and other benefits were to be paid over a period of 12 months.  The accrued special bonus had become due on October 1, 2008 and was expensed in the fourth quarter of the 2008 fiscal year.  The other benefits were owing to Mr. Ehrlich before his resignation.  The payment of the net amount of the accrued special bonus was to be converted to equity and paid in restricted shares of the Company’s common stock over a period of 12 months.  The number of shares of common stock to be issued for each payment was to be computed using the closing price of the common stock on the 15th day of each month or, in the event that the 15th day is not a trading day, on the trading day immediately before the 15th day of the month.

On June 2, 2009, the employment severance agreement with Mr. Ehrlich was amended.  As a result of this amendment, the Company was permitted to pay the remaining severance amounts owed to Mr. Ehrlich over a period of 10 months rather than 5 months, and Mr. Ehrlich agreed to defer until December 31, 2009 the payment of the accrued special bonus.  As of September 1, 2009, the Company was relieved from the payment of certain expenses that the Company had agreed to make on Mr. Ehrlich’s behalf and from the obligation to pay relocation expenses to Mr. Ehrlich.

On November 13, 2009, the Company entered into a second amendment to the employment severance agreement with Mr. Ehrlich.  Pursuant to the second amendment, the severance allowance remaining to be paid and all additional benefits owed to Mr. Ehrlich as of November 16, 2009 in the gross amount of CDN$109,375 were paid in a lump sum payment less all applicable withholdings rather than over a period of 10 months.  Furthermore, Mr. Ehrlich agreed to waive all of the net monthly equity payments that the Company is obliged to pay him under the initial employment severance agreement and accepted CDN$20,000 cash, less all applicable withholdings, in lieu thereof.

Mark Melville

On June 14, 2010, Mr. Mark Melville, the Company’s President and Chief Corporate Development Officer, tendered a resignation terminating his employment effective October 1, 2010.  Subsequently, Mr. Melville decided to resign from his position as President and Chief Corporate Development Officer effective July 27, 2010, the date that Mr. Morrison became the Company’s President and Chief Operating Officer.  On June 16, 2010, the Company signed a Settlement Agreement and Release (the “Melville Agreement”) with Mr.  Melville.  Under the Melville Agreement, Mr. Melville’s employment with the Company was to end on September 30, 2010.  Pursuant to the Melville Agreement, in exchange for the sum of $100 the Company received a release of the Company’s obligations under the employment agreement dated November 9, 2007 (except as described below) and any and all claims Mr. Melville may have had related to his employment.  The Company agreed to pay to Mr. Melville the sum of CDN$200,000 representing bonuses, each in the amount of CDN$100,000, that were due and payable on January 1, 2009 and January 1, 2010.  Of this amount, CDN$75,000, less statutory deductions, was to be paid with 416,136 shares of the Company’s restricted common stock, with the balance paid over a period of six months in equal installments of CDN$20,833.33.  The Company also agreed to pay Mr. Melville’s accrued vacation pay through September 30, 2010 and to continue the payment of Mr. Melville’s statutory and discretionary medical and dental benefits.  Statutory benefits will be continued until September 30, 2010.  Discretionary benefits will be paid until the earlier of the date that the Company ceases providing such benefits to all of the Company’s employees or September 30, 2010.  As of the date of the Melville Agreement, Mr. Melville also relinquished his right to any stock options, vested or not vested, granted to him through the Company’s 2007 Stock Incentive Plan.

Employment Agreements

C. Geoffrey Hampson

The Company entered into an employment agreement with C. Geoffrey Hampson on May 31, 2007.  Pursuant to the employment agreement, Mr. Hampson is to serve as the Company’s Chief Executive Officer for a term of five years effective June 1, 2007, subject to certain termination rights on the part of Live Current and Mr. Hampson.  The employment agreement provides that Mr. Hampson will receive an annual base salary of CDN$300,000, subject to annual review, as well as a bonus of up to 60% of base salary as determined by the Board of Directors.  The employment agreement also entitles him to participate in the health, dental and other benefits or policies available to personnel with commensurate duties.  In connection with the employment agreement, on September 11, 2007 the Company granted to Mr. Hampson a stock option to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $2.50 per share.  The option vests over the term of the employment agreement as follows: (i) 333,333 shares were exercisable on September 11, 2008 and (ii) thereafter the right to purchase 83,333 shares vests after each successive three-month period until the entire option has vested.  Unless earlier terminated, the option will expire on September 11, 2012.  The stock option was granted pursuant to the Company’s 2007 Stock Incentive Plan.  As part of the reduction in the exercise price of all options granted from the 2007 Stock Incentive Plan, the exercise price of the option granted to Mr. Hampson was reduced to $0.65 on March 25, 2009.

On June 1, 2007, the Board of Directors appointed Mr. Hampson as a director and Chairman of the Board.

On November 10, 2009, the Company entered into a first amendment with Mr. Hampson to the employment agreement.  The amendment had an effective date of October 1, 2009.  Pursuant to the amendment, Mr. Hampson’s annual salary was reduced from CDN$300,000 to CDN$120,000 as of February 1, 2009.  The portion of Mr. Hampson’s salary that was deferred during the period beginning on February 1, 2009 and ending on September 30, 2009 in the amount of CDN$80,000, less any amounts as are required by law to be withheld, was to be converted to equity and paid in restricted shares of the Company’s common stock.  The number of shares of common stock to be issued was to be computed using the closing price of the common stock on December 1, 2009.

In addition, the amendment includes a provision that allows any bonus paid to Mr. Hampson to be paid in common stock, in cash or in a combination of cash and common stock.  The entitlement to, amount and form of bonus remuneration must be determined and approved by the Board of Directors in its sole discretion.

The amendment also added the following language to the definition of “change of control of the Company”: (a) if the incumbent Board of Directors (the “Incumbent Board”) ceases to constitute a majority of the Company’s Board of Directors for any reason(s) other than (i) the voluntary resignation of one or more Board members; (ii) the refusal by one or more Board members to stand for election to the Board; and/or (iii) the removal of one or more Board members for good cause; provided, however, (1) that if the nomination or election of any new director of the Company was approved by a vote of at least a majority of the Incumbent Board, such new director shall be deemed a member of the Incumbent Board; and (2) that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office (A) as a result of either an actual or threatened director election contest wherein a person or group of persons opposed a solicitation made by the Company with respect to the election or removal of directors at any annual or special meeting of the Company’s stockholders, or (B) as a result of a solicitation of proxies or consents by or on behalf of any person other than the Company or its designated representatives (a “Proxy Contest”), or (C) as a result of any agreement intended to avoid or settle any director election contest or Proxy Contest; (b) any cancellation or nonrenewal of the Company’s directors and officers insurance coverage without the approval of Mr. Hampson or the majority of the Incumbent Board; or (c) as a result of a successful tender offer.

Accordingly, if a majority of the directors elected at the Annual Meeting are individuals nominated by Mr. Jeffs, a change of control of the Company under Mr. Hampson’s employment agreement will occur.  Under the terms of the agreement, Mr. Hampson is entitled to resign within 60 days following a change in control and will be deemed to have been terminated without cause by the Company, entitling him to receive: (i) CDN$300,000; (ii) annualized bonus based on prior three-year average bonus, which would be approximately CDN$60,000 based on bonuses paid to Mr. Hampson with respect to the 2007, 2008 and 2009 fiscal years; (iii) outstanding vacation and earned, but unpaid, salary; and (iv) reimbursement for business expenses incurred by him up to the date of termination.

On December 28, 2009, the Company entered into a second amendment to Mr. Hampson’s employment agreement.  Pursuant to the second amendment, the salary that had been deferred was, instead, reduced by CDN$8,000 and the balance was paid in cash to Mr. Hampson.

On July 29, 2010, the Company executed the third amendment to the employment agreement the Company entered into with Mr. Hampson.  Pursuant to the third amendment, Mr. Hampson’s annual salary was reduced from CDN$120,000 per year to CDN$1 per year as of July 23, 2010.

Paul W. Morrison

Mr. Morrison currently has a one-year employment agreement with us that was effective as of July 23, 2010, but was entered into on July 27, 2010.   Pursuant to that agreement, Mr. Morrison serves as the Company’s President and Chief Operating Officer and receives an annual salary of $130,000.   Beginning August 1, 2011, Mr. Morrison will receive an annual cost of living increase, provided the term of the agreement is extended.   If approved by the Board of Directors and in its discretion, Mr. Morrison may also receive a cash bonus equal to 50% of his annual salary.   The Company granted an option to Mr. Morrison to purchase 1,000,000 shares of the Company’s common stock.   The right to purchase 333,334 shares vests on the first anniversary of the date of the agreement and thereafter, subject to the renewal of the agreement at the end of the term, the right to purchase 83,333 shares will vest on the last day of each successive three-month period.

If Mr. Morrison is terminated without cause or dies or the agreement is not renewed for at least one subsequent one-year term, all unexercised options that would have vested in the twelve-month period immediately following the termination without cause or non-renewal will become exercisable.   The option has a term of five years.   Mr. Morrison will also be granted a number of shares of common stock in Perfume.com Inc. that on a fully diluted basis will be equal to 5% of the outstanding shares.   The Company agreed to provide to Mr. Morrison benefits comparable to the benefits the Company provides from time to time to the Company’s management and other employees.   The Company has also agreed to pay the costs of continuing Mr. Morrison’s health insurance coverage at group rates under COBRA until the Company can provide him with health insurance coverage.

The Company has agreed that in the event Mr. Morrison is made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by us against Mr. Morrison), by reason of the fact that Mr. Morrison is or was serving at the Company’s request as a director, officer, employee, or agent or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Company must indemnify Mr. Morrison against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by Mr. Morrison in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding had no reasonable belief that his conduct was unlawful.

If the Company terminates the agreement without cause, it has agreed to pay to Mr. Morrison the lesser of six months’ salary or the salary payable until the end of the term of the agreement and, if a bonus has been declared by the Board of Directors, the bonus amount.   In the event of a change of control, Mr. Morrison may resign his employment by giving the Company written notice within 60 days following the date of occurrence of the change of control.   In that event, Mr. Morrison will be deemed to have been terminated without cause.   A change in the composition of the Company’s Board does not constitute a change in control under Mr. Morrison’s employment agreement.  Therefore, Mr. Morrison would not be entitled to any severance payment solely as a result of a majority of the directors elected at the Annual Meeting being Mr. Jeffs’s nominees.   If Mr. Morrison’s employment is terminated due to his disability, he will also be deemed to be terminated without cause, although any compensation paid to him will be reduced by the amount of disability benefits paid to Mr. Morrison through any policy paid for by the Company.

Mr. Morrison has agreed, following the termination of his employment, not to accept employment with a company that sells perfume over the internet for a period of 12 months.

Jonathan Ehrlich

The Company entered into an employment agreement with Jonathan Ehrlich on September 11, 2007.  Pursuant to the employment agreement, Mr. Ehrlich was to serve as the Chief Operating Officer and President of Live Current for a term of five years effective October 1, 2007, subject to certain early termination rights on the part of Live Current and Mr. Ehrlich.  The employment agreement provided that Mr. Ehrlich was to receive an annual base salary of CDN$275,000, subject to annual review by the Chief Executive Officer and the Board, as well as a bonus of up to 50% of his base salary, to be determined by the Board in its sole discretion.  He also was paid a signing bonus of CDN$200,000 upon his start date and was to be paid bonuses of CDN$250,000 on October 1, 2009 and October 1, 2010 unless earlier terminated.  The employment agreement also entitled Mr. Ehrlich to participate in the health and dental and other benefits or policies available to personnel with commensurate duties.  In connection with the employment agreement, on September 8, 2007, Live Current granted a stock option to Mr. Ehrlich to purchase up to 1,500,000 shares of common stock at an exercise price of $2.04 per share.  The option was to vest over the term of the employment agreement as follows: (i) 500,000 shares were exercisable on October 1, 2008 and (ii) the right to purchase 125,000 shares vested on the last day of each successive three-month period thereafter until the entire option vested.  Unless earlier terminated, the option would expire on October 1, 2012.  The stock option was granted pursuant to the Company’s 2007 Stock Incentive Plan.  Mr. Ehrlich resigned as the Company’s Chief Operating Officer and President on February 4, 2009.

Mark Melville

The Company entered into an employment agreement with Mark Melville on November 9, 2007.  Pursuant to the employment agreement, Mr. Melville served as the Company’s Chief Corporate Development Officer for a term of five years effective January 1, 2008, subject to certain early termination rights on the part of Live Current and Mr. Melville.  The employment agreement provided that Mr. Melville would receive an annual base salary of CDN$250,000, beginning January 1, 2008, subject to annual review by the Chief Executive Officer and the Board, as well as a bonus of up to 50% of his base salary, to be determined by the Board in its sole discretion.  He also was paid a signing bonus of CDN$300,000 on his start date and was to be paid two special bonuses of CDN$100,000 each on each of January 1, 2009 and January 1, 2010.  The special bonuses were paid in accordance with the Settlement Agreement and Release described above.  The employment agreement also entitled Mr. Melville to participate in the health and dental and other benefits or policies available to personnel with commensurate duties.  In connection with the employment agreement, on January 1, 2008, the Company granted a stock option to Mr. Melville to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $2.05 per share.  The option was to vest over the term of the employment agreement as follows: (i) the right to purchase 333,333 shares vested on January 1, 2009 and (ii) the right to purchase an additional 83,333 shares would vest on the last day of each successive three-month period thereafter, until the entire option had vested.  Unless earlier terminated, the option was to expire on January 1, 2013.  The stock option was granted pursuant to the Company’s 2007 Stock Incentive Plan.  On February 4, 2009, Mr. Melville assumed the duties of the office of President.  On June 14, 2010, Mr. Melville tendered a resignation terminating his employment effective October 1, 2010.  Subsequently, Mr. Melville decided to resign from his position as President and Chief Corporate Development Officer effective July 27, 2010, the date that Mr. Morrison became the Company’s President and Chief Operating Officer.

Outstanding Equity Awards at December 31, 2009

The following table sets forth certain information concerning unexercised stock options for each named executive officer listed in the Summary Compensation Table above.  There were no stock awards outstanding as of end of fiscal year 2009.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price(1)	Option Expiration Date
C. Geoffrey Hampson(2)	750,000	250,000	$0.65	09/11/2012
Mark Melville (3)	583,333	416,667	$0.65	01/01/2013
Jonathan Ehrlich (4)	–	–	–	–

(1)
On March 25, 2009, the Company’s Board of Directors reduced the exercise price of all outstanding stock options granted prior to that date pursuant to the Live Current Media Inc. 2007 Stock Incentive Plan to $0.65 per share.  These options are held by the Company’s officers, directors, employees, consultants and agents.  The original exercise prices ranged from a high of $3.30 to a low of $0.65.  As a result of this reduction, the exercise price of the outstanding stock option granted to Mr. Hampson was reduced from $2.50 per share, and the exercise price of the outstanding stock option granted to Mr. Melville was reduced from $2.06 per share.  No other terms or conditions of the stock option grants were modified.

(2)
The option became exercisable as to 333,333 shares on September 11, 2008 and vests as to an additional 83,333 shares on the last day of each successive three-month period thereafter, until all shares have vested.

(3)
The option became exercisable as to 333,333 shares on January 1, 2009 and vests as to an additional 83,333 shares on the last day of each successive three-month period thereafter, until all shares have vested.

(4)	Mr. Ehrlich’s options were terminated upon his resignation on February 4, 2009.

Compensation and Risk

The Company believes that the Company’s compensation programs and policies are not designed to encourage the Company’s executives or employees to take unnecessary or excessive risks that could harm the long-term value of Live Current.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 1, 2009, a company of which C. Geoffrey Hampson, the Company’s Chief Executive Officer and a director, is a major shareholder, began paying the Company $6,000 a month for IT, administrative, and marketing support.  Effective January 1, 2010, the Company no longer provided marketing support and therefore the arrangement was modified to $3,500 per month.  Effective July 2010, the arrangement was further reduced to $1,500 per month and effective August 31, 2010 the arrangement was terminated.

On May 31, 2010 the Company entered into a Settlement Agreement and Release with Amy Frankel, the Company’s former Vice President and Corporate Counsel.  Pursuant to the Settlement Agreement and Release, the Company agreed to pay Ms. Frankel CDN$75,000 at the rate of CDN$12,500 per month in exchange for a release of any claims that Ms. Frankel may have had relating to her employment.

On June 16, 2010 the Company signed a Settlement Agreement and Release with Ms. Chantal Iorio, the Company’s Vice President, Finance (the “Iorio Agreement”).  Ms. Iorio’s employment with the Company ended on August 15, 2010, although she has agreed to render consulting services to the Company after that date.  Pursuant to the Iorio Agreement, in exchange for a release of the Company’s obligations under the employment agreement dated December 12, 2007 and any and all claims Ms. Iorio may have related to her employment, the Company has agreed to pay her the sum of CDN$75,000 (the “Severance Payment”).  The Severance Payment will be made over a period of six months in equal installments of CDN$12,500.  The Company has also agreed to pay Ms. Iorio’s accrued vacation pay through August 15, 2010 and to continue the payment of Ms. Iorio’s statutory and discretionary medical and dental benefits.  Statutory benefits will be continued until the Severance Payment is paid in full.  Discretionary benefits will be paid until the earlier of the date that the Company ceases providing such benefits to all of the Company’s employees or the date that the Severance Payment is paid in full.

On July 23, 2010, the Company issued in a private offering units consisting of 50,000 shares of common stock and a 2-year warrant for the purchase of 50,000 shares of the Company’s common stock at an exercise price of $0.15 per share.  Certain of the Company’s officers and directors purchased units in the offering as follows:  Mr. Hampson, through Hampson Equities Ltd. (a company owned and controlled by Mr. Hampson), 20 units for $100,000; Mr. Morrison, 10 units for $50,000; Mr. Taylor, 2 units for $10,000 and Dr. Wertz, 2 units for $10,000.

Pursuant to the terms of the Melville Agreement discussed above, on June 25, 2010, the Company issued 416,136 shares of the Company’s common stock to Mr. Melville.

Certain of the Company’s current named executive officers have employment agreements with the Company, and the Company entered into employment severance agreements with certain of the Company’s former named executive officers.  See above for a discussion of these agreements.

POLICIES AND PROCEDURES FOR REVIEW OF RELATED-PARTY TRANSACTIONS

The Company’s Board of Directors approves all related-party transactions.  It is management’s responsibility to bring related-party transactions to the attention of the members of the Board.

Each of the Company’s officers and directors is knowledgeable regarding the requirements of obtaining approval of related-party transactions and is responsible for identifying any related-party transaction involving the officer or director or his affiliates (including immediate family members) and seeking approval from the Company’s Board of Directors before he or his affiliates may engage in the transaction.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Annual Meeting of the Company’s stockholders to be held in 2011, in order to be considered for inclusion in the proxy materials for that meeting, must be received by the Company no later than 120 days before the date the Company sends this year’s proxy materials to the Company’s stockholders. If, however, the Company changes next year’s Annual Meeting date more than 30 days from the date of this year’s Annual Meeting (which it expects will be the case), it will provide in an annual, quarterly or current report the deadline for submissions of stockholder proposals to be considered for inclusion in the Company’s proxy materials, so as to provide notice of the submission deadline to the Company’s stockholders. This date must be a reasonable time before the Company prints and sends the Company’s proxy materials.

Pursuant to Rule 14a-4 under the Exchange Act, the proxies to be solicited by the Company’s Board of Directors for the 2011 Annual Meeting will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at the Annual Meeting if the Company fails to receive notice of such proposal by a date at least 45 days before the date on which it first sends its proxy materials for the 2010 meeting.  Notwithstanding the foregoing, in the event that the Company changes next year’s Annual Meeting date more than 30 days from the date of this year’s Annual Meeting (which it expects will be the case), the Company will provide in an annual, quarterly or current report the date before which stockholder proposals must be submitted so as to provide notice of the submission deadline to stockholders.  This date must be a reasonable time before the Company sends the its proxy materials for 2011.

IMPORTANT

•	Be sure to vote on the WHITE proxy card. We urge you not to sign any proxy card that is sent to you by the Company.

•
If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the WHITE proxy “FOR” Mr. Jeffs’s nominees.

If you have any questions, require assistance in voting your WHITE proxy card, need additional copies of these proxy materials or directions to attend the Annual Meeting, please call Laurel Hill Advisory Group LLC at the phone numbers listed below.

Laurel Hill Advisory Group LLC 100 Wall Street, 22nd Floor New York NY 10005 Banks and brokers call collect: 917-338-3181 All others call toll free: 1-800-385-3006

Please complete, sign, date and mail the enclosed white proxy card promptly in the enclosed envelope. No postage is required if mailed within the united states. By completing, signing, dating and returning the enclosed white proxy card, any proxy previously given by you will be automatically revoked. Only the latest-dated proxy will count at the annual meeting.

September 24, 2010

PLEASE DETACH PROXY CARD HERE	▼

WHITE PROXY CARD

LIVE CURRENT MEDIA, INC

2010 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF
 OF
 DAVID JEFFS

PROXY

David Jeffs is the beneficial owner of 1,136,866 shares of common stock, par value $0.001 per share of Live Current Media, Inc. (the “Company”), representing approximately 3.74% of the outstanding common stock of the Company.

The undersigned acknowledges receipt of Mr. Jeffs’s proxy materials and hereby appoints David Jeffs and Amir Vahabzadeh, as attorneys and agents with full power of substitution to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of the Company scheduled to be held at The Golden Nugget Hotel, 129 East Fremont Street, Las Vegas, Nevada, on October 12, 2010 at 2:00 pm Pacific Time including any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse side and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting which Mr. Jeffs is not aware of a reasonable time before this solicitation.

Unless otherwise specified in the squares or spaces provided in this proxy, this proxy will be voted for each of Mr. Jeffs’s nominees for director and for the ratification of the appointment of Davidson & Company LLP as the Company’s independent public accountants. Should other matters, which Mr. Jeffs is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies will exercise their discretion to vote on such matters.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

TO DELIVER YOUR PROXY BY MAIL, PLEASE DETACH PROXY CARD HERE	▼

WHITE PROXY CARD

1. Election of Directors.	☒ Please mark votes as in this example

APPROVAL OF MR. JEFFS’S PROPOSAL TO ELECT DIRECTORS:

MR. JEFFS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW IN PROPOSAL NO. 1

Nominees	For All Nominees	Withhold Authority to Vote For All Nominees	For All Except the Nominees Written Below*
David Jeffs

John Da Costa

Carl Jackson

Susan Jeffs
	☐	☐	☐
Cameron Pan

Adam Rabiner

Amir Vahabzadeh

Mr. Jeffs intends to use this proxy to vote “for” himself, Mr. Da Costa, Mr. Jackson, Ms. Jeffs, Mr. Pan, Mr. Rabiner and Mr. Vahabzadeh.

Note: If you do not wish for your shares to be voted “for” a particular nominee, mark the “for all except the nominee(s) written below” box and write the name(s) of the nominee(s) you do not support on the line below. Your shares will be voted for the remaining nominee(s).

*Name of excepted Nominee(s):

2. Approval of the Company’s proposal to ratify the appointment of Davidson & Company LLP as independent public accountants for the Company’s fiscal year ending December 31, 2010.

FOR	AGAINST	ABSTAIN

☐	☐	☐

DATED:	, 2010

(Signature)

(Signature, if held jointly)

(Title*)

IF YOUR SHARES ARE HELD JOINTLY, EACH OF YOU SHOULD SIGN.

*IF YOU ARE AN EXECUTOR, ADMINISTRATOR, TRUSTEE, CORPORATE OFFICER, ETC., YOU SHOULD INDICATE THE CAPACITY IN WHICH YOU ARE SIGNING.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.